EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-3 (File No. 333-185489 and File No. 333-194450) and on Forms S-8 (File No. 333-75167, File No. 333-45436, File No. 333-45438, File No. 333-75908, File No. 333-119000, File No. 333-151601, File No. 333-159048, and File No. 333-190787) of our reports dated December 26, 2013 with respect to the financial statements of MediaSite K.K. included in the Current Report on Form 8-K/A of Sonic Foundry, Inc. filed on April 2, 2014 with the Securities and Exchange Commission.

/s/ BDO-Toyo & Co.

Tokyo, Japan

May 1, 2014